Exhibit 99.1

                       Tripath Technology Revises Guidance
            for Third Quarter 2004 and Announces Auditor Resignation

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Oct. 22, 2004--Tripath Technology, Inc. (NASDAQ:TRPH) announced today that net revenues for the third quarter of 2004 will be significantly below prior guidance of $4 - $4.5 million. Shipments made to customers during the third quarter are currently estimated to be between $1.9 million and $2.1 million. Tripath is currently reviewing the return of $1.3 million of product to a distributor in the third quarter. This product had been shipped to customers by the distributor, and recognized as revenue by the Company, in the quarter ended June 30, 2004. The distributor paid for this product during the third quarter. The Distributor will not return this product to the Company. Tripath may restate its revenue for the quarter ended June 30, increase its sales return reserve for the third quarter, which would reduce net revenue in the third quarter, or make other adjustments. In addition, Tripath plans to take a charge of approximately $4.0 - $4.5 million for excess inventory. Tripath will also implement a variety of measures to reduce operating expenses and streamline its current business model.
    Tripath anticipates that its net loss for the third quarter will be significantly greater than previously anticipated. In addition, Tripath expects that its cash, cash equivalents and restricted cash balance will be approximately $7.3 million at September 30, 2004, and estimates that the net cash used in operating activities totaled approximately $3.0 million for the third quarter.
    Tripath also announced today that its former independent accountants, BDO Seidman, LLP, resigned on October 18, 2004. As more fully explained in the Form 8-K that will be filed by the Company today, on October 18, 2004 BDO Seidman issued a letter asserting material weaknesses in Tripath's internal controls concerning the effectiveness of Tripath's Audit Committee and Tripath's ability to estimate distributor sales returns in accordance with SFAS no. 48. Tripath is actively recruiting a "financial expert" to join the Board and does not agree that there is a material weakness over its ability to estimate distributor returns in accordance with SFAS No. 48.

    About Tripath Technology Inc.

    Based in San Jose, Calif., Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which leverages modern advances in digital signal processing and power processing. Tripath's current customers include, but are not limited to, companies such as Alcatel, Alpine, Hitachi, JVC, Sanyo, Sharp, Sony and Toshiba. For more information on Tripath please visit Tripath's web site at www.tripath.com.

    Safe Harbor Statement

    Certain statements in this release concerning Tripath's expected financial results and financial condition for the third quarter of fiscal 2004, as well as its plans to reduce its operating expenses are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward-looking statements. Tripath may be required to restate the quarter ended June 30, 2004 or prior periods. Tripath's actual financial results and condition for the third quarter of fiscal 2004 are subject to further adjustment, pending final review by Tripath and its independent accountants. Tripath's ability to reduce its operating expenses is dependent upon its ability to identify, and timely and effectively eliminate redundant functions or less critical projects. If Tripath is unable to effectively reduce its operating costs, or achieve profitability, Tripath will be unable to build a sustainable business. In this event, Tripath may not be able to continue as a going concern. In addition, Tripath's ability to achieve its business objectives and to continue as a going concern will be dependent upon it raising sufficient additional capital, and such capital may not be available on reasonable terms or at all.
    Further information regarding these and other risks and uncertainties is included in Tripath's United States Securities and Exchange Commission filings, in particular, Tripath's annual report on Form 10-K and quarterly reports on Form 10-Q.



    CONTACT: Tripath Technology Inc.
             Clarke Seniff, 408-750-6801
             Clarke@tripath.com